Scottish and Southern Energy plc

Inveralmond House

200 Dunkeld Road

Perth

PH1 3AQ

Telephone:

01738 455150

Facsimile:

01738 455215

The Bank of New York

ADR Administration

101 Barclay Street

New York

New 10286

Attn: Violet Pagan

Assistant Vice President

Our Reference:

Date

30 March 2004

Your Reference:

Dear Ms Pagan

This is to confirm our request that the American Depositary Share (“ADS”) ratio for our ADR program for our ordinary shares (“Shares”) be changed from 1 ADS(s) representing 10 Share(s) to 1 ADS(s) representing 1 Share(s).

This letter may be used by you as an exhibit to the Rule 424(b) letter submitted by you to the U.S. Securities and Exchange Commission in connection with the ratio change.

Yours sincerely

/s/ Vincent Donnelly

Vincent Donnelly

Company Secretary